UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2006

Centillium Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30649	94-3263530
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

215 Fourier Avenue
Fremont, California    94539
(Address of principal executive offices including zip code)

(510) 771-3700
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Definitive Material Agreement.

In connection with a routine review of existing arrangements with directors and officers, the Board of Directors (the "Board") of Centillium Communications, Inc. (the "Company") approved and adopted a new form of Indemnification Agreement on October 19, 2006. The current form updates the Company's original form of indemnification agreement to better reflect what the Company believes to be current corporate best practices. The Company intends to enter into this new form of Indemnification Agreement with its current officers and directors. The new form of agreement will supersede and replace any existing indemnification agreement with current officers and directors.

The new form of Indemnification Agreement provides for contractual indemnification of an officer or director (the "Indemnitee") to the extent such Indemnitee is or was threatened to be made a party in any litigation or other proceeding by virtue of the fact that such Indemnitee was serving as an officer, director or agent of the Company. The form of Indemnification Agreement includes other provisions that the Company believes are customary in these types of agreements such as providing for advancement of expenses under specified circumstances.

The above description does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Indemnification Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)   Exhibits

Exhibit Number	Description
10.1	Form of Indemnification Agreement adopted on October 19, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned therunto duly authorized.

Centillium Communications, Inc.

By:	/s/ J. Scott Kamsler

J. Scott Kamsler
Vice President and Chief Financial Officer

Dated: October 25, 2006

EXHIBIT INDEX
Exhibit Number	Description
10.1	Form of Indemnification Agreement adopted on October 19, 2006. (PDF format provided as a courtesy).